UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 6, 2006

Getting Ready Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-51314	30-0132755
(State of Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

8990 Wembley Court, Sarasota, FL 34238

(Address of principal executive offices)

Registrant’s telephone number, including area code (941) 966-6955

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 6, 2006, Getting Ready Corporation (“GRC”) entered into a $25 Million Investment Agreement with Dutchess Private Equities Fund, L.P. (“Dutchess”). Pursuant to the terms of the Investment Agreement, over the next three years GRC may at its discretion periodically sell (or “put”) to Dutchess shares of its common stock having an aggregate purchase price of up to $25 million. For each share of common stock sold under the Investment Agreement, Dutchess agreed to pay GRC 94% of the lowest closing bid price of GRC’s common stock during the 5 trading days immediately following the applicable put notice date. GRC may elect not to sell any shares to Dutchess at a price that is less than 75% of the closing bid price for the (10) trading days immediately preceding the applicable put notice date.

Under the terms of the Investment Agreement GRC may, every 7 trading days, sell to Dutchess common stock with a value equal to $100,000 or 200% of the average daily trading volume of the common stock for the 10 trading days prior to the applicable put notice date multiplied by the average of the three daily closing bid prices immediately preceding the put notice date. Dutchess’s obligation to purchase shares of GRC’s common stock is subject to certain conditions, including GRC obtaining an effective registration statement for shares of common stock to be sold under the Investment Agreement.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

Exhibit	Description
99.1	Investment Agreement dated March 6, 2006 between Getting Ready Corporation and Dutchess Private Equities Fund, L.P.

99.2	Registration Rights Agreement dated March 6, 2006 between Getting Ready Corporation and Dutchess Private Equities Fund, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 7, 2006

GETTING READY CORPORATION

By:	/s/ Sheldon R. Rose
Sheldon R. Rose
Chief Executive Officer, and Principal Accounting Officer